December 14, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:      GPU, Inc.
                           Form RW (Request for Withdrawal)
                           Post-Effective Amendment No. 15
                           File No. 70-7926
                           --------------------------------------------


Ladies and Gentlemen:

     GPU, Inc., Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company hereby request withdrawal of Post-Effective Amendment No. 15, dated December 8, 2000, to their Declaration on Form U-1 filed in File No. 70-7926, which relates to a request for clarification as to certain aspects of existing financing authority. It has been determined that such clarification is not required.


                                           Sincerely,



                                           /s/ T. G. Howson
                                           ---------------------------
                                           T. G. Howson
                                           Vice President and Treasurer